Exhibit 10.1

July 23, 2022

Mary Ann Betsch

Dear Ms. Betsch:

This letter agreement shall set forth the terms upon which you would join Lazard Group LLC (“Lazard”) as a Managing Director and Chief Financial Officer.

1. Position:  Managing Director and Chief Financial Officer, effective on a date not later than October 3, 2022 (the “Effective Date”), subject to (a) your having returned a signed copy of this letter agreement on or prior to the offer expiration date set forth in Section 13 of this letter agreement, and (b) your commencement of services with Lazard on or prior to the Effective Date.  Your primary location of work shall be in Lazard’s New York office, with it being understood that you will travel as reasonably needed to perform the business affairs of your position.

2. Base Compensation:  You will receive a salary at the rate of $750,000 per annum, which will be paid semi-monthly on the business day prior to the 15th and the business day prior to the last day of each month, while you remain employed.

3. 2022 Bonus:  For calendar year 2022, as long as you remain employed by Lazard on the date that discretionary bonus payments are made to Lazard employees in respect of calendar year 2022 and have not given notice of resignation, you will receive a payment as if you were employed by Lazard for the entirety of 2022 that appropriately reflects the amount that people in comparable positions with comparable experience are paid, as well as your contributions to Lazard (the “2022 Bonus”). Subject to the terms of the Lazard Ltd 2018 Incentive Compensation Plan, as it may be amended from time to time, or any successor plan thereto (the “Equity

Mary Ann Betsch

July 23, 2022

Plan”), a portion of the 2022 Bonus shall be granted in the same form of deferred compensation and in comparable proportion as is paid to other Lazard executive officers, on the basis of the actual compensation paid or granted to you (upon the execution of one or more award agreements in customary form, including with respect to vesting), and the remaining portion of the 2022 Bonus will be issued in cash.

4. Sign-on Bonus:  In connection with your commencement of service with Lazard, as an inducement for you to accept our offer, for the additional restrictions on which you agreed with your current employer and in further consideration of the restrictions set forth in Section 6, you will be paid a sign-on bonus of $250,000 in cash within 30 days of your commencement of employment.  In the event that you resign within 12 months of commencing employment, you agree to promptly refund the full amount of the sign-on bonus.

5. Status as “At Will” Employee: At all times, you will be treated as an “at will” employee who can be terminated at any time for any reason or no reason at all.  Notwithstanding the foregoing, you agree to provide Lazard with three months’ written notice of your intent to terminate your employment with Lazard.

6. Non Competition; Non Solicitation of Clients and Employees: You agree that while employed by Lazard and thereafter until six months after you leave Lazard for any reason, you shall not, directly or indirectly, on your behalf or on behalf of any other person, firm, corporation, association or other entity, as a Managing Director, employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.”  For purposes of this agreement, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, is similar to an activity in which Lazard or any of its affiliates (collectively, the “Firm”) is engaged up to and including your departure date from Lazard (a “Competitive Activity”).  You also agree that while employed by Lazard and thereafter until six

Mary Ann Betsch

July 23, 2022

months after you leave Lazard for any reason, you shall not, directly or indirectly, (i) solicit a Client to transact business with a Competitive Enterprise in respect of a Competitive Activity or to reduce or refrain from doing any business with the Firm, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.  For purposes of this agreement, the term “Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or to whom you knew that other individuals associated with the Firm had provided services, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding your termination date or was preparing to make such a presentation or proposal at the time of your termination.  In addition, you agree that while employed by Lazard and thereafter until six months after you leave Lazard for any reason, you shall not, directly or indirectly, for yourself or on behalf of any third party at any time in any manner, solicit, hire, or otherwise cause any employee (including, without limitation, managing directors), officer or agent of Lazard or any of its affiliates to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to Lazard or any of its affiliates or to terminate his or her relationship, contractual or otherwise, with Lazard or any of its affiliates, other than in response to a general advertisement or public solicitation not directed specifically to employees of Lazard or any of its affiliates.  For purposes of this agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

7. Benefits: You will be eligible for health and other insurance benefits coverage with Lazard on your first day of active employment.  Coverage will be contingent upon completion of your online enrollment within 31 days from your first

Mary Ann Betsch

July 23, 2022

day of active employment, and will be subject to all terms and conditions generally applicable to Lazard employees.

8. No Conflicts; Obligations to Current Employer: You represent that the execution of this agreement and the performance by you of your obligations under this agreement will not conflict with, or result in the breach of, any agreement to which you are a party as of the Effective Date.  You covenant and agree that you have not breached and will not breach any covenant, obligation or other contractual or similar duty to your current employer, including, without limitation, any applicable confidentiality, notice, non-competition, non-solicitation of clients/prospective clients and/or non-solicitation of employees obligations.  Without limiting the foregoing, you agree that you will not retain, convey to Lazard or use in connection with your work for Lazard any confidential or proprietary information of any person or entity obtained in connection with your services to your current employer.  You also represent and warrant that you have provided or will provide to Lazard documentation of any applicable post-employment obligations and/or restrictions.  This offer of employment is contingent on your compliance with this provision.

9. Withholding:  Lazard may withhold from any amounts payable under this agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. Integration:  You represent and warrant that, in accepting this offer, you are not relying on any representations to you by Lazard regarding this offer of employment or the terms and conditions of your anticipated employment except as expressly set forth in this letter agreement.  This letter agreement contains the entire understanding and agreement between you and Lazard concerning this offer of employment and the terms and conditions of your anticipated employment, and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between you and Lazard.  The terms of this

Mary Ann Betsch

July 23, 2022

letter agreement may not be amended orally.  The terms of this letter agreement may only be amended if such an amendment is agreed to in writing and is signed by you and Lazard.

11. Registration:  To the extent that you have not already done so, it is a condition of your continued employment that you take and pass all required exams as soon as practicable, as directed by Lazard.

12. Governing Law; Arbitration:  This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof).  All disputes, controversies and claims arising out of or relating to this letter agreement or any breach or termination or alleged breach or termination of this letter agreement shall be submitted to binding arbitration administered by JAMS in New York before a single arbitrator and pursuant to the rules of JAMS then in effect (except as otherwise required by law).

13. Conditions of Offer:  This letter constitutes an offer of employment with Lazard on the terms and conditions contained herein.  This offer will remain open until 12:00 pm on July 26, 2022, and you may accept it, and it shall become a binding agreement between us, by returning an executed copy of this letter to Lazard no later than that time.  You should retain the second copy for your files.  Notwithstanding anything else contained herein, this employment offer is made contingent upon your passing a pre-employment investigative background check and credit check (if applicable).  In addition, in order to satisfy immigration laws, your employment with Lazard is also conditional upon your presentation of appropriate documentation verifying your lawful ability to work in the United States.  We request that you present such documents on your first day of employment.  The attached sheet outlines the documents required.  Even if your employment begins before the results of any or all of these requirements are available to Lazard, your employment and the terms of this letter agreement remain contingent upon the timely and satisfactory completion of

Mary Ann Betsch

July 23, 2022

these requirements.  In the event that your employment does not commence or is terminated because the results of Lazard’s standard background checks and procedures are unsatisfactory, this letter agreement shall be null and void ab initio and of no further effect, and Lazard shall have no further obligation to you under this letter agreement or otherwise.  Subject to the satisfaction of the conditions set forth herein and provided that prior to the Effective Date you have not done anything that would serve as the basis for a termination for cause, your employment under this letter agreement will commence on the Effective Date.

Please do not hesitate to contact me at 212-632-6106 if you have any questions.

Very truly yours,
Lazard Group LLC
By: /s/ Scott D. Hoffman
Scott D. Hoffman
Chief Administrative Officer and General Counsel

AGREED TO AND ACCEPTED:

/s/ Mary Ann Betsch
Mary Ann Betsch
Date: July 26, 2022